Exhibit 10.1

Certain identified information has been omitted from this document because it is both not material and would be competitively harmful if publicly disclosed, and had been marked with “[***]” to indicate where omissions have been made.

INDEX TO PATENT AND KNOW HOW LICENSE AGREEMENT

LSU FILE [***]

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PATENT AND KNOW HOW LICENSE AGREEMENT

LSU FILE [***]

This Agreement is effective as of the First (1st) day of November, 2019 (the "Effective Date"), between JanOne Inc. a corporation incorporated in the State of Nevada, with offices located at 325 East Warm Springs Road, Suite 102, Las Vegas, Nevada, 89119 ("LICENSEE"), and the Board of Supervisors of Louisiana State University and Agricultural and Mechanical College, acting on behalf of LSU Health Sciences Center at Shreveport, a public constitutional corporation, organized and existing under the laws of the State of Louisiana ("LSU ") and the UAB Research Foundation (“UABRF”), a non-profit corporation duly organized and existing under the laws of the State of Alabama, and having its principal office at 701 20th Street South, AB770, Birmingham, AL, 35233 and TheraVasc, Inc, (“TheraVasc”)a Delaware corporation, located in Ohio. In accordance with an Inter-Institutional Agreement, executed on January 10, 2008, with UABRF, LSU will represent UABRF for this license. In accordance with an Assignment Agreement executed on July 20, 2018, with TheraVasc, LSU will represent TheraVasc for this license agreement. LSU and LICENSEE are referred to herein as a “Party” and “Parties”.

LICENSEE and LSU agree as follows:

ARTICLE 1 – DEFINITIONS

1.1       “AFFILIATE” of LICENSEE shall mean a company or other person controlling, controlled by, or under common control with LICENSEE, where "control" shall mean the direct or indirect control by ownership or otherwise of more than fifty percent (50%) of the outstanding voting shares or voting rights, or other similar measure of control.

1.2       “COMMERCIALLY REASONABLE EFFORT” means efforts that use a standard of reasonableness defined by what a similar person would do to accomplish the ultimate goal, as judged by the standards of the applicable business community.

1.3       “FIELD OF USE” means all fields of use provided, however, that solely with respect to the U.S. Patent No. [***] and any domestic or foreign applications claiming priority thereto, the FIELD OF USE shall be limited to [***] in both [***].

1.4       “FIRST COMMERCIAL SALE” means the first sale of any LICENSED PRODUCT or the first commercial use of any LICENSED PROCESS by LICENSEE or a SUBLICENSEE, other than a sale of a LICENSED PRODUCT or the use of a LICENSED PROCESS for use in trials, such as field trials or clinical trials, being conducted to obtain FDA or other governmental approvals to market LICENSED PRODUCTS or otherwise commercially use LICENSED PROCESSES.

1.5       “KNOW HOW” means any information, data, process, method, or know how that is developed by or in the laboratory of [***] of LSU on or before the Effective Date, and that is useful in practicing any invention taught or claimed in the patents or patent applications that fall within PATENT RIGHTS. However, KNOW HOW shall not include any rights in any patent or patent application; nor shall KNOW HOW include any information or know how developed by LSU or an LSU employee after the Effective Date.

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1.6       “LICENSED PRODUCT(S)” means a product or part of a product in the licensed FIELD OF USE:

(a)	for which, absent this Agreement, the making, using, importing or selling, would infringe, induce infringement, or contribute to infringement of an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS in the country in which any such product or product part is made, used, imported, offered for sale or sold; or

(b)	that is manufactured using a LICENSED PROCESS.

1.7       “LICENSED PROCESS(ES)” means any process or method that is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS, or any process or method that is covered in whole or in part within KNOW HOW.

1.8       “NET SALES” means the amount billed or invoiced on sales, rental, lease, or use, however characterized, by LICENSEE and SUBLICENSEES for LICENSED PRODUCTS and LICENSED PROCESSES, less

(a)	discounts allowed in amounts customary in the trade;

(b)	sales tax, tariffs, duties and use tax included in bills or invoices with reference to particular sales and actually paid by LICENSEE to a governmental unit;

(c)       outbound transportation prepaid or allowed; or

(d)	amounts refunded or credited on returns.

No deductions shall be made for the cost of collections or for commissions, whether paid to independent sales agents or employees of LICENSEE.

Whenever the term “LICENSED PRODUCT” may apply to a product during various stages of manufacture, use, sale, or other transfer, NET SALES shall be based on the amount derived from the sale, distribution or use of such LICENSED PRODUCT at the stage of its highest billed or invoiced value to an arms-length third party.

In any transfers of Licensed Products between any of LICENSEE and AFFILIATES and SUBLICENSEES, NET SALES are calculated based on the final sale of the Licensed Product to an independent third party. If LICENSEE or an AFFILIATE or SUBLICENSEE receives non-monetary consideration for any Licensed Products from the independent third party, NET SALES are calculated based on the fair market value of that consideration. If LICENSEE or its AFFILIATES or SUBLICENSEES uses or disposes of a Licensed Product in the provision of a commercial service, the Licensed Product is sold and the NET SALES are calculated based on the sales price of the Licensed Product to an independent third party during the same Royalty Period or, in the absence of sales, on the fair market value of the Licensed Product as determined by the parties in good faith.

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Solely for the purposes of Article 3.1.1(c), any amounts that LICENSEE receives from SUBLICENSEES in satisfaction of LICENSEE’s payment obligation to LSU hereunder shall be deemed NET SALES and, for the avoidance of doubt, such amounts shall not be subject to the running royalties and fees payable to LSU, as set forth in Articles 3.1.1(b) and (c).

1.9       “PATENT COUNTRY” means any country in which at least one unexpired patent application or patent within PATENT RIGHTS is currently pending or issued.

1.10       “PATENT RIGHTS” means the legal rights under the patent laws of the United States or relevant foreign countries for all of the following:

(a)	the United States and foreign patents and/or patent applications listed in Appendix A; nonprovisional applications claiming priority under 35 U.S.C. § 119(e) from any provisional applications listed in Appendix A; and divisionals, continuations and any claim of continuations-in-part of any of the above applications or patents, which claim of such continuations-in-part is directed to the subject matter described in any of the above applications or patents and is entitled to the priority date thereof);

(b)	United States and foreign patents issued from the applications described above in part (a);

(c)	claims in all foreign patent applications, and in resulting patents, that are directed to subject matter specifically described in the United States patents and/or patent applications described in (a) or (b) above;

(d)	claims in all patent applications, and in the resulting patents, that are directed to subject matter specifically described as of the Effective Date in the LSU Office of Technology Transfer files listed in Appendix A; and

(e)	any reissued or reexamined patents based upon the United States patents described in (a), (b) or (d) above.

1.11       “ROYALTY PERIOD(S)” means the three-month periods ending on the last days of March, June, September, and December.

1.12       “SUBLICENSEE(S)” means any person or entity sublicensed by LICENSEE under this Agreement.

1.13       “TERRITORY” means worldwide.

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ARTICLE 2 – GRANT OF LICENSE

2.1       Subject to the terms and conditions of this Agreement, LSU hereby grants to LICENSEE an exclusive royalty-bearing license under the PATENT RIGHTS and KNOW HOW, with the right to grant sublicenses, in the FIELD OF USE in the TERRITORY to make, have made, import, use, offer for sale and sell LICENSED PRODUCTS and LICENSED PROCESSES. In each PATENT COUNTRY, this license is under PATENT RIGHTS and KNOW HOW. In all countries other than the PATENT COUNTRIES, this license in under KNOW HOW only.

2.2       The license granted to LICENSEE shall extend to an AFFILIATE of LICENSEE as well, provided that LSU first receives written notice, signed on behalf of both LICENSEE and the AFFILIATE: (1) stating that the AFFILIATE intends to exercise such rights, and (2) agreeing that the AFFILIATE and LICENSEE shall be solidarily liable for all obligations to LSU under the Agreement arising from the activities of that AFFILIATE. The activities of the AFFILIATE under the Agreement shall then be deemed to be the activities of LICENSEE. The rights of an AFFILIATE under the Agreement shall terminate if LICENSEE’s rights under the Agreement terminate. With the exception of an AFFILIATE that is a wholly-owned subsidiary of LICENSEE and to which LICENSEE has assigned this Agreement in accordance with Article 14.12, an AFFILIATE may not further sublicense, assign, or otherwise transfer any rights under the Agreement, without the prior written consent of LSU, such consent not to be unreasonably withheld, delayed or conditioned, to the extent permitted by Louisiana law.

2.3       LSU retains the right, on behalf of itself and all other non-profit academic research institutions to practice the PATENT RIGHTS and KNOW HOW for any non-profit purpose, including sponsored research and collaborations.

2.4       This Agreement shall extend until expiration of the last-to-expire of the licensed PATENT RIGHTS, unless sooner terminated as provided in another specific article of this Agreement. If no such patent ever issues, the term shall be until twenty years from the Effective Date.

2.5       In a particular PATENT COUNTRY, in the event that: (1) all issued claims within PATENT RIGHTS are judicially held invalid or unenforceable or that no patents within PATENT RIGHTS ever issue; and (2) no claims within PATENT RIGHTS are still pending in any application; and (3) all applicable appeals and appeal delays have run; then thereafter in that country the license shall be one to KNOW HOW only; and the royalty rate under Paragraph 3.1.1(b) in that country shall, from that point forward (but not retroactively), be the “non-PATENT COUNTRY” rate.

2.6       Nothing in the Agreement shall be construed as granting by implication, estoppel, or otherwise any licenses or rights under any patents, patent applications, or know how other than the express license under the PATENT RIGHTS or under KNOW HOW granted in Paragraph 2.1, regardless of whether such patents, patent applications, or know how are dominant of or subordinate to any rights within the PATENT RIGHTS.

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2.7       LICENSEE agrees that LICENSED PRODUCTS used, leased or sold in the United States shall be manufactured substantially in the United States.

2.8       LSU further reserves to the United States Government all rights that may be required by research funding agreements between LSU and the United States Government pursuant to 35 U.S.C. §200 et seq. and applicable implementing regulations.

ARTICLE 3 - CONSIDERATION

3.1.1         LICENSEE shall pay running royalties and fees to LSU until the expiration date of the last to expire of PATENT RIGHTS or until this Agreement is otherwise terminated. Running royalties and fees shall include:

(a)	License Issue Fee of two hundred fifty thousand US dollars ($250,000.00). Such License Issue Fee shall be nonrefundable and is due [***] from the Effective Date of this Agreement.

(b)	Running royalties equal to [***] of NET SALES in each PATENT COUNTRY, and [***] of NET SALES in a non-PATENT COUNTRY. The higher PATENT COUNTRY rate [***] shall apply to any LICENSED PRODUCTS that is made, used, sold offered for sale, or imported in any PATENT COUNTRY, regardless of whether other acts concerning that LICENSED PRODUCTS occur outside a PATENT COUNTRY. If LICENSEE makes any sales of LICENSED PRODUCTS or LICENSED PROCESSES to any party affiliated with LICENSEE, or in any way directly or indirectly related to or under the common control with LICENSEE, for their end use of such LICENSED PRODUCTS or LICENSED PROCESSES and at a price less than the regular price charged to arm’s length third parties, the running royalties payable to LSU shall be computed on imputed NET SALES equal to the regular price charged to arm’s-length third parties;

(c)	[***] of any consideration received from a first licensee that is not based on NET SALES (e.g., sublicense issue fees, sublicense maintenance fees, etc.) that LICENSEE receives from SUBLICENSEES or assignees in consideration for rights to practice under the PATENT RIGHTS or KNOW HOW, excepting only bona fide research and development funding and [***] of any such consideration received under ensuing sublicenses. Royalties on net sales by a sublicensee are the same as for sales by LICENSEE.

(d)	On and after the Effective Date, LICENSEE shall reimburse LSU’s reasonable future patent preparation, prosecution, and maintenance costs. LSU shall control the filing, prosecution and maintenance of the Patent Rights. As time permits, LICENSEE shall have the right to review and comment on patent prosecution efforts based on the time frame provided by the LSU, as dictated by the USPTO office action notices and deadlines;

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(e)	Licensee shall make Milestone Payments as follows:

• Milestone Event 1.
[***]

• Milestone Event 2.
[***]

• Milestone Event 3.
[***]

3.1.2       LICENSEE shall pay to LSU an annual license maintenance fee (“Annual Fee”). This Annual Fee shall be due on the last day of June of the years specified below. LICENSEE may credit each Annual Fee in full against all running royalties otherwise due LSU for the same calendar year for which the specific Annual Fee is due. This credit may not otherwise be carried forward or carried back for any other ROYALTY PERIOD.

The Annual Fees are:

(1)	[***]

(2)	[***]

(3)	[***]

3.2       LICENSEE shall be responsible for the payment of all taxes, duties, levies, and other charges, subject to the deduction from NET SALES allowed by Paragraph 1.7(b).

3.3       LICENSEE is not obligated to pay multiple running royalties to LSU if any LICENSED PRODUCT or LICENSED PROCESS is covered by more than one claim of PATENT RIGHTS, or by more than one patent application or patent within PATENT RIGHTS.

3.4       Payments due to LSU shall be paid to the “Louisiana State University” in United States dollars in Baton Rouge, Louisiana, sent as provided in Article 13 or at such other place as LSU may reasonably designate consistent with the laws and regulations controlling in any country. At LSU’s request, LICENSEE shall remit payments either by wire transfer or by check drawn upon a United States bank.

3.5       In computing running royalties, LICENSEE shall convert any revenues it receives in foreign currency into its equivalent in United States dollars at the exchange rate LICENSEE, using its standard accounting procedures, uses to make reports to relevant regulatory and taxing authorities, as long as such accounting procedures are consistent with fair business practices and generally accepted accounting principles.

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3.6       Running royalty payments shall be made on a quarterly basis, due every three-month periods ending on the last days of March, June, September, and December, required by Article 4. All amounts due under this Agreement, including amounts due for the payment of patent expenses, shall, if overdue, bear interest until payment at a per annum rate [***] above the prime rate in effect at the JP Morgan Chase Bank or its successor on the due date, or at the highest allowed rate if a lower rate is required by law. The payment of such interest shall not foreclose LSU from exercising any other rights it may have resulting from any late payment.

3.7       All amounts paid to LSU by LICENSEE under this Agreement shall be non-refundable.

3.8       If LSU and LICENSEE disagree in good faith as to whether certain payments are due to LSU, then the procedures of this Paragraph 3.8 shall be followed to place the disputed amounts into escrow. If these procedures are followed, then LICENSEE shall not be deemed to be in default for failure to make the disputed payments timely. If these procedures are not followed, however, then LICENSEE shall be deemed to be in default for failure to make payments timely under the Agreement, regardless of whether or not it is ultimately determined that the disputed amounts were actually due under the Agreement.

3.8.1       All undisputed amounts shall be paid to LSU as otherwise provided.

3.8.2       All disputed amounts shall be paid to an escrow agent mutually acceptable to LSU and LICENSEE. Disputed amounts that are past due shall be paid to the escrow agent within [***] after the establishment of an escrow account with a mutually acceptable escrow agent. Disputed amounts that are not yet due but that become due during pendency of the dispute shall be paid to the escrow agent on or before the dates those amounts are otherwise due under the Agreement. LSU shall be given prompt confirmation of the date and amount of any such payments made.

3.8.3       The escrow agent shall place the funds in a safe, interest-bearing instrument or account jointly approved by LSU and LICENSEE; or if LSU and LICENSEE are unable thus to agree, in a safe, interest-bearing instrument or account chosen by the escrow agent. Any interest thus received shall ultimately be distributed by the escrow agent in the same proportions as the distribution of the principal amount. A reasonable fee for the escrow agent’s services may first be deducted from the interest.

3.8.4       The escrow agent shall release the funds in escrow only in accordance with the joint, written instructions of both LSU and LICENSEE; or in accordance with an order of the court or an award of the arbitrator under Paragraph 14.2.

ARTICLE 4 – REPORTS

4.1       Commencing on [***], LICENSEE shall provide to LSU a written quarterly report for every three-month calendar year period ending on the last days of March, June, September, and December. The reports should include: reports of progress and of the amount of capital expended on Licensed Product and/or Licensed Process research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the preceding quarter and cumulative for the calendar year (twelve (12) months), and plans for the upcoming quarter and the remainder of the year, which reports shall be deemed LICENSEE’s CONFIDENTIAL INFORMATION. Each report shall be accompanied by the current certificate(s) of insurance in compliance with Paragraph 10.3.

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4.2       After the FIRST COMMERCIAL SALE, LICENSEE shall also provide quarterly reports to LSU, which reports shall be deemed LICENSEE’s CONFIDENTIAL INFORMATION. Within [***] after each ROYALTY PERIOD closes (including the close of the ROYALTY PERIOD immediately following any termination of this Agreement), LICENSEE shall report to LSU for that ROYALTY PERIOD:

(a)	number of LICENSED PRODUCTS manufactured and sold by LICENSEE and all SUBLICENSEES;

(b)	total billings for LICENSED PRODUCTS sold by LICENSEE and all SUBLICENSEES;

(c)	accounting for all LICENSED PROCESSES used or sold by LICENSEE and all SUBLICENSEES;

(d)	deductions applicable as provided in the definition for NET SALES in Paragraph 1.7;

(e)	any consideration due on additional payments from SUBLICENSEES under Paragraph 3.1(c);

(f)	total running royalties due; and

(g)	names and addresses of all SUBLICENSEES.

LICENSEE shall include the amount of all payments due, and the various calculations used to arrive at those amounts, including the quantity, description (nomenclature and type designation as described in Paragraph 4.3 below), country of manufacture and country of sale of LICENSED PRODUCTS. If no payment is due, LICENSEE shall so report. LICENSEE shall direct its authorized representative to certify that each report is correct to the best of LICENSEE’s knowledge and information. Failure to provide reports as required under this Article shall be a material breach of this Agreement.

4.3       LICENSEE covenants that it will promptly establish and consistently employ a system of specific nomenclature and type designations for LICENSED PRODUCTS and LICENSED PROCESSES to permit identification and segregation of various types where necessary. LICENSEE shall consistently employ, and shall require SUBLICENSEES to consistently employ, the system when rendering invoices thereon. On request, LICENSEE shall promptly explain to LSU, or its auditors, all details reasonably necessary to understand such nomenclature system, all additions thereto and changes therein.

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4.4       LICENSEE shall keep, and shall require all SUBLICENSEES to keep, true and accurate records containing data reasonably required for the computation and verification of payments due under this Agreement. Subject at all times to the obligations of confidentiality set forth in Paragraph 14.17, LICENSEE shall, and it shall require all SUBLICENSEES to:

(1)	open such records for inspection upon reasonable notice during business hours by either LSU auditor(s) or an independent certified accountant selected by LSU, for the purpose of verifying the amount of payments due; and

(2)	retain such records for [***] from date of origination.

The terms of this Article shall survive any termination of this Agreement. LSU is responsible for all expenses of such inspection, except that, if any inspection reveals an underpayment greater than [***] of the amounts due LSU for any ROYALTY PERIOD and in excess of [***], then LICENSEE shall pay all reasonable and documented out-of-pocket expenses of that inspection and the amount of the underpayment and interest to LSU within [***] of written notice thereof. LICENSEE shall also reimburse LSU for reasonable expenses required to collect any amount underpaid.

ARTICLE 5 – DILIGENCE

5.1       LICENSEE has the responsibility to use its commercially reasonable efforts to develop LICENSED PRODUCTS into marketable products.

5.2        LICENSEE shall use commercially reasonable efforts (including, without limitation, commitment of funding and personnel) to bring one or more LICENSED PRODUCTS to market or one or more LICENSED PROCESSES to commercial use through a thorough, vigorous and diligent program for exploiting the PATENT RIGHTS; and to continue active, diligent marketing efforts for one or more LICENSED PRODUCTS or LICENSED PROCESSES throughout the life of this Agreement.

5.3       As part of the diligence required by Paragraph 5.2, LICENSEE agrees to use its commercially reasonable efforts to reach the following commercialization and research and development milestones for the LICENSED PRODUCTS and LICENSED PROCESSES (together the “MILESTONES”) by the following dates:

•	Evidence of a Sufficient Source of Capital: [***]

•	Milestone Event 1: [***]

•	Milestone Event 2: [***]

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•	Milestone Event 3: [***]

For the purposes of this Agreement, initiation of a clinical trial shall mean the effective date of the clinical trial research agreement in which the first patient or subject is to be treated with a LICENSED PRODUCT or a LICENSED PROCESS under a protocol approved both by an appropriate Institutional Review Board and by an appropriate drug regulatory agency with a therapeutic agent or process that has been manufactured according to the applicable Good Manufacturing Practices (GMP) guidelines provided by the relevant regulatory agency.

Licensee may extend any of the deadlines for achieving the MILESTONES set forth in Article 5.3 above, up to a maximum of [***] times, upon written notice to LICENSOR requesting an extension and full payment of the Extension Fee, as defined below prior to expiration of the deadline.  For purposes of this Agreement, the term “Extension Fee” shall mean [***] for each extension request to reach the next MILESTONE. For example, a monthly Extension Fee for additional time to reach Milestone Event 1 would be calculated as [***], not to exceed [***], until Milestone 1 is reached. Upon payment of each Extension Fee with respect to any of the MILESTONES, [***] will be added to the time for completion of such MILESTONE and all other as yet unmet MILESTONES. It is understood and agreed that time is of the essence with respect to payment of the Extension Fee, and failure to timely pay an Extension Fee shall not be subject to any cure period.

5.4.       LICENSEE shall inform LSU in writing, on or before the deadline for meeting any MILESTONE, whether such MILESTONE has been met. If LICENSEE is unable to meet such MILESTONES by the applicable due dates, LICENSEE shall promptly notify LSU thereof, and the parties shall discuss in good-faith the execution of an Extension Fee, and any modification of the MILESTONES and/or the corresponding due dates therefor; if technical, scientific, or regulatory impediments beyond the reasonable control of LICENSEE were the substantial cause of the LICENSEE’s delay to achieve such MILESTONES, LSU will agree to a reasonable extension period and modification of the MILESTONES and/or the corresponding due dates therefor.

5.5       Subject to Paragraph 5.4, if LICENSEE fails to meet any MILESTONE within [***] after the date specified in Paragraph 5.3, LSU may notify LICENSEE of this material breach. If LICENSEE does not achieve the MILESTONE within [***] of receipt of this notice, LSU may terminate this Agreement, unless the Parties have mutually agreed to an extension period.

ARTICLE 6 – SUBLICENSING

6.1       LICENSEE shall notify LSU in writing and, subject at all times to the obligations of confidentiality set forth in Paragraph 14.17, shall send LSU a copy of every sublicense agreement and each amendment thereto within [***] after execution.

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6.2	LICENSEE shall contemporaneously certify to LSU in writing that each sublicense:

(1)	is consistent with the terms and conditions of this Agreement;

(2)	contains the SUBLICENSEE'S acknowledgment of the disclaimer of warranty and limitation on LSU's liability, as provided by Article 9 below; and

(3)	contains provisions under which the SUBLICENSEE accepts duties at least equivalent to those accepted by the LICENSEE in the following Articles:

4.4	duty to keep records

9.4	duty to avoid improper representations or responsibilities

10.1	duty to defend, hold harmless, and indemnify LSU

10.3	duty to obtain and maintain insurance

14.5	duty to properly mark LICENSED PRODUCTS with patent notices

14.7	duty to refrain from the use of LSU’s name

14.8	duty to control exports and comply with applicable laws

6.3       LICENSEE shall not receive from a SUBLICENSEE anything of value other than cash payments in consideration for any sublicense under this Agreement, without the express prior written permission of LSU, such permission not to be unreasonably withheld, delayed or conditioned.

6.4       Each sublicense granted by LICENSEE under this Agreement shall provide for its termination upon termination of this Agreement. Each sublicense shall terminate upon termination of this Agreement unless: (a) LICENSEE has previously assigned its rights under the sublicense to LSU and LSU has agreed at LSU’s sole discretion in writing to such assignment; or (b) at the effective date of termination the SUBLICENSEE is in good standing with regard to its obligations under its sublicense, and in which event, at the request of the SUBLICENSEE, such sublicense shall survive the termination of this Agreement and be assigned to LSU, but only to the extent that the obligations of LSU to the SUBLICENSEE do not exceed the obligations of LSU to LICENSEE under this Agreement and only with agreement from LSU.

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6.5       LICENSEE shall cause every sublicense to provide LICENSEE the right to assign its rights under the sublicense to LSU. Any such assignment is subject to the limitations of Article 14.11 herein and, to be effective, LSU must first accept at its sole discretion such assignment in writing.

6.6       No SUBLICENSEE shall have the right to grant further sublicenses without the express written permission of LSU, such permission not to be unreasonably withheld, delayed or conditioned.

6.7       Failure of LICENSEE to meet any of the obligations in this Article 6 shall be considered a material breach or default of this Agreement under Paragraph 11.3.

ARTICLE 7 – PATENT PROSECUTION AND MAINTENANCE

7.1       LSU has the right to control all aspects of drafting, filing, prosecuting, and maintaining all patents and patent applications within the PATENT RIGHTS, including foreign filings and Patent Cooperation Treaty filings. LICENSEE shall, at its own expense, perform all actions and execute or cause to be executed all documents necessary to support such filing, prosecution, or maintenance.

7.2       LSU shall promptly notify LICENSEE of all official communications received by LSU relating to the filing, prosecution and maintenance of the patents and patent applications within the PATENT RIGHTS, including any lapse, revocation, surrender, invalidation or abandonment of any of the patents or patent applications which form the basis for the PATENT RIGHTS, and shall provide LICENSEE an opportunity to review and comment upon such communications and give good faith consideration to the comments and requests of LICENSEE or its patent counsel in response to such communications.

7.3       LICENSEE shall reimburse LSU for all LSU’s reasonable future legal fees and other costs relating to the filing, prosecution, interference proceedings and maintenance of the PATENT RIGHTS, except as specifically provided in Paragraph 7.4. Such reimbursement shall be made within [***] of receipt of LSU’s invoice and shall bear interest, if overdue, at the rate specified in Paragraph 3.6 above.

7.4            LICENSEE may elect to not reimburse LSU for fees and costs related to a particular patent application or patent within PATENT RIGHTS in a particular country, subject to the terms of this Paragraph 7.4. If LICENSEE makes such an election, LICENSEE shall provide reasonable notice to LSU in writing. LSU may then elect to continue the prosecution or maintenance of such application or patent at LSU’s sole expense, provided that such patent applications and issued patents thereafter shall be excluded from the definition of PATENT RIGHTS.

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ARTICLE 8 –- ENFORCEMENT

8.1       Each party shall promptly advise the other in writing of any known acts of potential infringement of the PATENT RIGHTS by a third party. LICENSEE has the first option to police the PATENT RIGHTS against infringement by third parties within the TERRITORY in the FIELD OF USE, but LICENSEE shall notify LSU in writing [***] before filing any suit. This right to police includes defending any action for declaratory judgment of non-infringement or invalidity; and prosecuting, defending or settling all infringement and declaratory judgment actions at LICENSEE’s expense and through counsel of LICENSEE’s selection, except that LICENSEE shall make any such settlement only with the advice and consent of LSU. To the extent permitted by Louisiana law, LSU shall provide reasonable assistance to LICENSEE with respect to such actions, but only if LICENSEE reimburses LSU for out-of-pocket expenses incurred in connection with any such assistance rendered at LICENSEE’S request or reasonably required by LSU and if LICENSEE notifies LSU in writing [***] before filing any suit. LSU retains the right to participate, with counsel of its own choosing and at its own expense, in any action under this Paragraph 8.1. If LSU is a necessary or indispensable party under the applicable law in any action commenced by LICENSEE under this Paragraph 8.1, then at LICENSEE’s request, to the extent permitted by Louisiana law and the Attorney General, LSU will join any such action, subject to LICENSEE’s reimbursement of LSU’s out-of-pocket expenses incurred in connection with such action. LICENSEE shall defend, indemnify and hold harmless LSU with respect to any claims or counterclaims asserted by an alleged infringer reasonably related to the enforcement of the PATENT RIGHTS, under this Paragraph 8.1 or otherwise, including but not limited to antitrust claims or counterclaims.

8.2       If LICENSEE undertakes to enforce or defend the PATENT RIGHTS by litigation in any country, LICENSEE may withhold up to [***] of running royalties (as described in Article 3.1.1(b)) due to LSU for sales in such country in which the litigation is pending to reimburse up to [***] of LICENSEE’s out-of-pocket litigation expenses, including reasonable attorneys’ fees, but not including salaries of LICENSEE’s employees. Such pending litigation does not affect any other payment due to LSU under this Agreement. If LICENSEE recovers damages in the patent litigation, the award shall be applied first to satisfy LICENSEE’S unreimbursed expenses and legal fees for the litigation, next to reimburse LSU for any payments under Article 3 which are past due or were withheld pursuant to this Article 8, and then to reimburse LSU for any other unreimbursed expenses and legal fees for the litigation. The remaining balance shall be divided equally between LICENSEE and LSU.

8.3       If LICENSEE fails to take action to abate an alleged infringement of a patent within the PATENT RIGHTS within [***] of a request by LSU to do so (or within a shorter period if required to preserve the legal rights of LSU under applicable law) then LSU has the right to take such action (including prosecution of a suit) at LSU’s expense, and LICENSEE shall use reasonable efforts to cooperate in such action, at LICENSEE’s expense. LSU has full authority to settle on such terms as LSU determines, except that LSU shall not reach any settlement whereby it provides a license for future activities to a third party under the PATENT RIGHTS in the TERRITORY in the FIELD OF USE without the consent of LICENSEE, which consent LICENSEE may withhold for any reason. LSU retains [***] of any recovery or settlement under this Paragraph 8.3 after reimbursement of LSU’s out-of-pocket expenses and payment to LICENSEE of any unrecovered expenses that LICENSEE pays at LSU’s request to third parties in furtherance of such action (such payment not to exceed the recovery or settlement amounts LSU actually receives).

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ARTICLE 9 – NO WARRANTIES; LIMITATION ON LSU’S LIABILITY

9.1       LSU hereby represents and warrants to LICENSEE that LSU is the owner and representative of the PATENT RIGHTS and has sufficient rights and authority to grant LICENSEE the exclusive licenses set forth in Paragraph 2.1. Except as otherwise set forth in the immediately preceding sentence, LSU, its board members, officers, employees and agents make no representations or warranties that PATENT RIGHTS are or will be held valid or enforceable, nor that the manufacture, importation, use, offer for sale, sale or other distribution of any LICENSED PRODUCTS or the use of LICENSED PROCESSES will be free from infringement of third party patent rights or other third party rights; nor respecting the scope of any of the PATENT RIGHTS.

9.2       EXCEPT AS OTHERWISE SET FORTH IN THE FIRST SENTENCE OF PARAGRAPH 9.1, LSU, ITS BOARD MEMBERS, OFFICERS, EMPLOYEES AND AGENTS MAKE NO REPRESENTATIONS, AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUME NO RESPONSIBILITIES WHATEVER WITH RESPECT TO DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY LICENSEE OR SUBLICENSEES OF LICENSED PRODUCTS OR LICENSED PROCESSES.

9.3       LICENSEE AND SUBLICENSEES ASSUME THE ENTIRE RISK AS TO PERFORMANCE OF LICENSED PRODUCTS AND LICENSED PROCESSES. With the exception of damages arising as a result of its breach of Paragraph 14.17, or arising from its gross negligence or intentional misconduct, in no event shall LSU, including its board members, officers, employees and agents, be responsible or liable for any direct, indirect, special, incidental, or consequential damages or lost profits or other economic loss or damage with respect to LICENSED PRODUCTS or LICENSED PROCESSES, to LICENSEE, SUBLICENSEES or any other person or entity regardless of legal theory. The above limitations on liability apply even though LSU, its board members, officers, employees or agents may have been advised of the possibility of such damage.

9.4       LICENSEE shall not, and shall require that its SUBLICENSEES do not, make any statements, representations or warranties whatsoever to any person or entity, or accept any liabilities or responsibilities whatsoever from any person or entity that are inconsistent with this Article 9.

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ARTICLE 10 – INDEMNITY; INSURANCE

10.1       LICENSEE shall defend, indemnify and hold harmless and shall require all SUBLICENSEES to defend, indemnify and hold harmless LSU, its board members, officers, employees and agents, from and against any and all claims of any kind arising out of the LICENSEE’s exercise of any rights granted LICENSEE under this Agreement or the breach of this Agreement by LICENSEE.

10.2       LSU is entitled to participate at its option and expense through counsel of its own selection, and may join in any legal actions related to any such claims, demands, damages, losses and expenses under Paragraph 10.1 above.

10.3	(a) Prior to the occurrence of any of the activities specified in subparagraph (b), LICENSEE shall purchase and maintain in effect a commercial general liability insurance policy, including product liability coverage, in the amount determined as set forth in subparagraph (c). Such policy shall provide reasonable coverage for all claims with respect to any LICENSED PROCESS used and any LICENSED PRODUCTS manufactured, used, sold, licensed, or otherwise distributed by LICENSEE.

(b) LICENSEE shall obtain the requisite insurance coverage prior to any manufacture of, use of, distribution of, sale of, offer for sale of, importation of, or commercial activity involving any LICENSED PRODUCT or LICENSED PROCESS, including use in any clinical trial.

(c) LICENSEE shall obtain the requisite insurance coverage in amounts consistent with industry practice applicable to the activity to be undertaken with the LICENSED PRODUCT or LICENSED PROCESS, but in production of a licensed product, to obtain product liability insurance of not less than [***] per occurrence. All insurance obtained pursuant to this Paragraph shall be with an insurer with a current A.M. Best rating of A+8 or better. LICENSEE shall provide LSU with written notice of the amount of insurance LICENSEE intends to obtain and which LICENSEE believes to be consistent with industry practice.

(d) All insurance obtained pursuant to this Paragraph shall specify as additional insureds the Board of Supervisors of Louisiana State University and Agricultural and Mechanical College, including its board members, officers, agents and employees.

(e) Prior to commencing any of the activities described in subparagraph (b), LICENSEE shall furnish to LSU a certificate of insurance evidencing that it has obtained the amount and type of insurance required pursuant to this Paragraph.

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(f) LICENSEE shall furnish current certificate(s) of insurance evidencing the required insurance coverage on an annual basis in the December quarterly report due each December 31, under the provisions of Paragraph 4.1.

(g) The provisions of this paragraph shall apply equally to any SUBLICENSEE (including any other authorized transferee of LICENSEE’s interest, which for purposes of this paragraph only, shall be considered a SUBLICENSEE). Any contract or agreement between LICENSEE and SUBLICENSEE shall require that SUBLICENSEE comply with all insurance requirements provided for in this Paragraph in the same manner required of LICENSEE, including, but not limited to, the requirements for determining the amount, obtaining, and providing evidence of insurance to LSU. No SUBLICENSEE shall commence any of the activities described in subparagraph (b) without complying with the provisions of this Paragraph in the same manner required of LICENSEE.

ARTICLE 11 – TERM AND TERMINATION

11.1       If LICENSEE ceases to carry on its business (or that part of its business pertaining to LICENSED PRODUCTS and LICENSED PROCESSES), then this Agreement shall terminate upon [***] written notice by LSU.

11.2       If LICENSEE fails to make any payment due to LSU, LSU shall have the right to terminate this Agreement effective on [***] written notice, unless LICENSEE makes all such payments within the [***] period. If LICENSEE has not made all such payments to LSU by the time the [***] period expires, LSU may terminate this Agreement upon written notice to LICENSEE.

11.3        Upon any material breach or default of this Agreement by LICENSEE other than those occurrences listed in Paragraphs 5.3, 5.4, 11.1 and 11.2 (the terms of which shall take precedence over this Paragraph 11.3, where applicable), LSU shall have the right to terminate this Agreement effective on [***] written notice to LICENSEE. Such termination shall become automatically effective upon expiration of the [***] period unless LICENSEE cures the material breach or default before the [***] period expires.

11.4       In the event LICENSEE brings a civil action seeking, through ordinary, declaratory or any other form of relief, to invalidate any PATENT RIGHTS licensed under this Agreement, LSU may immediately terminate this Agreement upon written notice to LICENSEE.

11.5        LICENSEE has the right to terminate this Agreement at any time on [***] written notice to LSU, with or without cause. In such a case, LICENSEE shall:

(a)	pay all amounts due LSU through the effective date of the termination;

(b)	submit a final report in compliance with Paragraph 4.2;

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(c)	return any confidential or trade-secret materials provided to LICENSEE by LSU in connection with this Agreement; or, with prior written approval by LSU, destroy such materials, and certify in writing that such materials have all been returned or destroyed;

(d)	subject to Paragraph 11.7 below, suspend its use of the LICENSED PROCESS(ES) and LICENSED PRODUCT(S) until a new agreement can be executed; and

(e)	will negotiate, in good faith, terms of an agreement that will allow LSU or a LICENSEE to have access and use of the unpatented data and knowhow developed by the LICENSEE in the course of LICENSEE’s efforts to develop LICENSED PRODUCTS and LICENSED PROCESSES. Such a license agreement shall be on a non-exclusive basis limited to the Field of Use.

11.6       Upon any termination of this Agreement, and except as expressly provided herein to the contrary, all rights and obligations of the parties hereunder shall cease, except any previously accrued rights and obligations and further as follows:

(1)	Obligations to pay running royalties and other sums accruing hereunder through the day of termination, and to make a final report under Paragraph 4.2;

(2)	LSU’s rights to inspect books and records as described in Article 4, and LICENSEE’s obligations to keep such records for the required time;

(3)	Obligations to hold harmless, defend and indemnify LSU and its board members, officers, employees and agents, and to maintain insurance, and all other obligations under Article 10;

(4)	Any cause of action or claim of LICENSEE or LSU accrued or to accrue because of any breach or default by the other party hereunder;

(5)	The provisions of Articles 1, 9, 13 and 14; and

(6)	All other terms, provisions, representations, rights and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof by either or both parties.

11.7       Upon early termination of this Agreement after a FIRST COMMERCIAL SALE, LICENSEE, its Affiliates and Sublicensees may complete and sell any work-in-progress and inventory of Licensed Products that exist as of the effective date of termination provided that: (a) LICENSEE pays LSU the applicable running royalty or other amounts due on such Net Sales in accordance with the terms and conditions of this Agreement, and (b) LICENSEE, its Affiliates and Sublicensees shall complete and sell all work-in-progress and inventory of Licensed Products within six (6) months after the effective date of termination.

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ARTICLE 12 – REGISTRATION AND RECORDATION

12.1       If the terms of this Agreement, or any assignment or license under this Agreement are or become such as to require that the Agreement or license or any part thereof be registered with or reported to a national or supranational agency of any area in which LICENSEE or SUBLICENSEES would do business, then LICENSEE will, at its own expense, undertake such registration or report. Prompt notice and appropriate verification of the act of registration or report or any agency ruling resulting from it will be supplied by LICENSEE to LSU.

12.2       LICENSEE shall also carry out, at its expense, any formal recordation of this Agreement or any license herein granted that the law of any country requires as a prerequisite to enforceability of the Agreement or license in the courts of any such country or for other reasons, and shall promptly furnish to LSU appropriately verified proof of recordation.

ARTICLE 13 – NOTICES

13.1       Any notice, request or report required or permitted under this Agreement shall be deemed to have been duly given upon receipt of such notice, request or report sent in writing and by reputable overnight courier (e.g., UPS or FedEx), return receipt requested, and postage or costs of transmission and delivery prepaid to the address set forth below, or such other address as such party specifies by written notice given in conformity herewith. Any notice, request, report or payment given by any other means is not effective until actually received by an authorized representative of a party.

To LSU:	Annella Nelson, MBA,
Asst. Vice Chancellor for Research Development
LSU Office of Research
BRI Building, F1- 48
1501 Kings Highway, P.O. Box 33932
Shreveport, LA 71132
shvtechtransfer@lsuhsc.edu

To LICENSEE:	JanOne Inc.
Attn: Chief Executive Officer
325 East Warm Springs Road, Suite 102
Las Vegas, Nevada, 89119

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With copy (which shall not constitute notice) to:

JanOne Inc.
Attn: Michael J. Stein, Esq.
325 East Warm Springs Road, Suite 102
Las Vegas, Nevada 89119

ARTICLE 14 – MISCELLANEOUS PROVISIONS

14.1        This Agreement shall be construed, governed, interpreted and applied according to the laws of the United States and of the State of Louisiana, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

14.2       In the event of a controversy or claim arising out of or relating to this Agreement, the PATENT RIGHTS, or the KNOW HOW, or to the breach, validity, or termination of this Agreement or to the validity, infringement, or enforceability of PATENT RIGHTS, the parties shall first negotiate in good faith for a period of [***] to try to resolve the controversy or claim. If the controversy or claim is unresolved after these negotiations, the parties shall then make good-faith efforts for [***] to mediate the controversy or claim in Baton Rouge, Louisiana before a mediator selected by the International Institute for Conflict Prevention and Resolution, (New York, New York) (“CPR”), under CPR’s Mediation Procedure then in effect. If the controversy or claim is unresolved after mediation, on the written demand of either party any controversy arising out of or relating to this Agreement or to the breach, termination, or validity of this Agreement shall be settled by binding arbitration in Baton Rouge, Louisiana in accordance with CPR’s Rules for Non-Administered Arbitration of Patent and Trade Secret Disputes then in effect, before a single arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All applicable statutes of limitation and defenses based on the passage of time shall be tolled while the procedures described in this Paragraph 14.2 are pending. LSU and LICENSEE shall each take such action, if any, required to effectuate this tolling. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement. Otherwise, any controversy arising under or relating to this Agreement, or the breach, termination, or validity of this Agreement, may be adjudicated only in a court, state or federal, having jurisdiction over the subject matter and including Baton Rouge, Louisiana within its territorial district. Both parties’ consent to the jurisdiction and venue of such a court. A party’s right to demand arbitration of a particular dispute arising under or related to this Agreement, or the breach, termination, or validity of this Agreement, shall be waived if that party either: (1) brings a lawsuit over that controversy or claim against the other party in any state or federal court; or (2) does not make a written demand for mediation, arbitration, or both within [***] of service of process on that party of a summons or complaint from the other party instituting such a lawsuit in a state or federal court of competent jurisdiction. As a condition precedent to any mediation, arbitration or lawsuit brought by LICENSEE, an AFFILIATE, or any SUBLICENSEE challenging the validity of a United States patent within Licensed Patents, where that validity is challenged in whole or in part on the basis of prior art consisting of patents or printed publications, the challenger of that validity must first request reexamination of the challenged patent in the United States Patent and Trademark Office based on that prior art, and must await either the denial of the reexamination request, or if the request is granted, the conclusion of reexamination proceedings, before filing any such lawsuit or bringing any such mediation or arbitration.

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14.3 LSU and LICENSEE agree that this Agreement sets forth their entire understanding concerning the subject matter of this Agreement, and that no modification of the Agreement will be effective unless both LSU and LICENSEE agree to it in writing. LSU and LICENSEE previously executed a non-disclosure agreement and this agreement is intended to continue in effect, until the terms of the non-disclosure agreement has expired.

14.4        If a court of competent jurisdiction or an arbitrator finds any term of this Agreement invalid, illegal or unenforceable, that term will be curtailed, limited or deleted, but only to the extent necessary to remove the invalidity, illegality or unenforceability, and without in any way affecting or impairing the remaining terms.

14.5       LICENSEE agrees to mark all LICENSED PRODUCTS sold in the United States with all applicable United States patent numbers. All LICENSED PRODUCTS shipped to or sold in other countries shall be marked to comply with the patent laws and practices of the countries of manufacture, use and sale.

14.6       No waiver by either party of any breach of this Agreement, no matter how long continuing nor how often repeated, is a waiver of any subsequent breach thereof, nor is any delay or omission on the part of either party to exercise or insist on any right, power, or privilege hereunder a waiver of such right, power or privilege.

14.7       LICENSEE and LSU each agree to refrain from using, and LICENSEE agrees to require SUBLICENSEES to refrain from using, the name of the other party in publicity or advertising without the prior written approval of such other party, such approval not to be unreasonably withheld, delayed or conditioned. Reports in scientific literature and presentations of joint research and development work are not considered to be “publicity” for this purpose. Notwithstanding this provision, without prior written approval of LSU, LICENSEE and SUBLICENSEES may use LSU’s name in any submission to a government agency as required by law.

14.8       LICENSEE shall comply with all applicable laws and regulations. By way of example, LICENSEE understands and acknowledges that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including the Export Administration Regulations of the United States Department of Commerce. These laws and regulations prohibit or require a license for the export of certain types of technical data to specified countries. LICENSEE shall comply with all United States laws and regulations controlling the export of commodities and technical data, and shall be solely responsible for any violation of such laws and regulations by LICENSEE or its SUBLICENSEES, and shall defend, indemnify and hold harmless LSU and its board members, officers, employees and agents if any legal action of any nature results from the violation. LICENSEE agrees to comply with the Health Insurance Portability and Accountability Act, and to defend and hold harmless LSU and its board members, officers, employees and agents if any legal action of any nature results from any violation thereof.

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14.9       The relationship between the parties is that of independent contractors. Neither party is an agent or employee of the other in connection with the exercise of any rights hereunder, and neither has any right or authority to assume or create any obligation or responsibility on behalf of the other.

14.10       Inventorship for any future inventions, whether resulting from access to LSU’s know-how and inventions or otherwise, will be determined by the U.S. Patent laws, 35 U.S.C. §1 et seq. If LICENSEE should invoke the CREATE Act (pursuant to 35 U.S.C. §103(c)) to overcome any prior art rejections during the prosecution of LICENSEE-owned patent applications, then all patents obtained by LICENSEE by asserting that this license is a joint research agreement under the CREATE Act will be jointly owned by LSU and LICENSEE, and LSU’s rights in such patents will automatically become part of the PATENT RIGHTS licensed under this Agreement.

14.11       In the event either party shall be delayed or hindered in or prevented from the performance of any act required hereunder by reasons of strike, lockouts, labor troubles, restrictive government or judicial orders or decrees, riots, insurrection, war, terrorism, Acts of God, severe inclement weather or other cause beyond such party’s control, then performance of such act shall be excused for the period of such delay. Any timelines affected by such force majeure shall be extended for a period equal to that of the delay and any affected service cost shall be adjusted as appropriate to reflect increases or decreases in costs. Neither party hereto is in default of any provision of this Agreement for any failure in performance resulting from acts or events beyond the reasonable control of such party, such as Acts of God, acts of civil or military authority, civil disturbance, war, strikes, fires, natural catastrophes or other “force majeure” events. The affected party will use its good faith efforts to promptly notify the other party in writing within [***] after the start of the force majeure. Final notice of the start and stop of any such force majeure must be provided to such other party, within [***] after the end of the force majeure.

14.12       LICENSEE may not assign this Agreement without the prior written consent of LSU, such consent not to be unreasonably withheld, delayed or conditioned, to the extent permitted by Louisiana law, and shall not pledge any of the license rights granted in this Agreement as security for any creditor; provided, however, that LICENSEE may assign this Agreement without such consent to an AFFILIATE that is a wholly-owned subsidiary of LICENSEE upon providing LSU with written notice thereof. Any attempted pledge of any of the rights under this Agreement or any attempted assignment of this Agreement without the prior written consent of LSU will be void from the beginning. No assignment by LICENSEE will be effective until the intended assignee agrees in writing to accept all of the terms and conditions of this Agreement.

14.13       If during the term of this Agreement, LICENSEE makes or attempts to make an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy or insolvency are instituted on behalf of or against LICENSEE, or if a receiver or trustee is appointed for the property of LICENSEE, LSU may, at its option, terminate this Agreement and revoke the license(s) herein granted by written notice to LICENSEE. LICENSEE shall notify LSU of any such event mentioned in this Paragraph 14.13 as soon as reasonably practicable, and in any event within [***] after any such event.

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14.14       Whereas LSU is an academic institution, LSU shall be free to make such publications as LSU sees fit concerning the technology disclosed in the PATENT RIGHTS or in KNOW HOW.

14.15       If it becomes necessary for one party to employ the services of an attorney for the protection and enforcement of its rights under the Agreement, or to compel performance of the other party’s obligations under the Agreement, upon final judgment or award by a court of competent jurisdiction or by an arbitrator, the court or arbitrator in its discretion may order the defaulting party to pay the other party’s reasonable attorney’s fees at both trial and appellate levels.

14.16       LSU will entertain requests by LICENSEE to allow LSU employees, acting independently of their employment at LSU, to serve as consultants to LICENSEE. The terms and conditions of such a consulting agreement shall be negotiated between LICENSEE and the prospective consultant, and shall be consistent with the laws of the State of Louisiana and the rules, regulations, and policies of LSU, including without limitation, Permanent Memorandum 11. It is understood that LSU employees who act as consultants may not ordinarily grant rights in intellectual property to an outside employer.

14.17       Each party agrees that the CONFIDENTIAL INFORMATION of the other party disclosed to it or to its employees under this Agreement shall, during the term of this Agreement and thereafter: (a) be used only in connection with the legitimate purposes of this Agreement; (b) be disclosed only to those who have a need to know it in connection with the Agreement; (c) be safeguarded with the same degree of care normally afforded confidential information in the possession, custody or control of the party holding the CONFIDENTIAL INFORMATION but no less than a reasonable degree of care; and (d) not be disclosed, divulged or otherwise communicated except with the express written consent of the disclosing party. The foregoing shall not apply when, after and to the extent the CONFIDENTIAL INFORMATION disclosed: (i) can be demonstrated to have been in the public domain prior to the date of the disclosure; (ii) enters the public domain through no fault of the receiving party; (iii) was already known to the receiving party at the time of disclosure as evidenced by written records in the possession of the receiving party prior to such time; (iv) is subsequently received by the receiving party in good faith from a third party without breaching any obligation of confidentiality between the third party and the disclosing party; (v) was independently developed, as established by tangible evidence, by the receiving party without reference to information or material provided by the disclosing party; or (vi) is required to be disclosed for compliance with court orders, statutes, regulations or regulatory requirements, provided that prior to any such disclosure to the extent reasonably practicable, the party from whom disclosure is sought shall promptly notify the other party and shall afford such other party the opportunity to challenge or otherwise lawfully seek limits upon such disclosure of CONFIDENTIAL INFORMATION. As used herein the term, “CONFIDENTIAL INFORMATION” means all confidential or proprietary information disclosed or otherwise made available by one party to the other party relating to and in the performance of this Agreement, including confidential or proprietary methods or manufacture or use, formulations, clinical data, test results, and research and development plans, whether in oral, graphic, electronic, or any other media or form.

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ARTICLE 15 – CONFLICT OF INTEREST MANAGEMENT

15.1       This Agreement is subject to the provisions of LSU’s Permanent Memorandum 67, and the Louisiana Code of Governmental Ethics.

15.2       Unless LSU provides appropriate formal written approvals, all development, manufacture, and marketing of LICENSED PRODUCTS and LICENSED PROCESSES will take place without the use of LSU funds, facilities, other resources of LSU, or funds administered by LSU.

15.3       LICENSEE shall cooperate with LSU in developing and implementing appropriate plans for management of potential conflicts of interest and conflicts of LSU employees

Remainder of page intentionally left blank.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

janone inc.	BOARD OF SUPERVISORS OF LOUISIANA STATE UNIVERSITY AND AGRICULTURAL AND MECHANICAL COLLEGE

By /s/ Tony Isaac	By /s/ G.E. Gh Li
(authorized representative)	(authorized representative)

Typed Name Tony Isaac	Typed Name G.E. Gh Li DDS, MD, FACS, FRCS (ED)

Title CEO	Title Chancellor

Date 11/4/19	Date 11/6/19

Theravasc, INC./THERAPAD, LLC	University of alabama- birmingham research foundation

By /s/ Tony Giordano	By /s/ Kathy Nugent
(authorized representative)	(authorized representative)

Typed Name Tony Giordano	Typed Name Kathy Nugent

Title Managing Member	Title Executive Director

Date 11/5/19	Date 11/18/19

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